Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES FIRST QUARTER FISCAL 2012 RESULTS

INTRODUCES SECOND QUARTER 2012 GUIDANCE

FOOTHILL RANCH, CA, May 22, 2012 (BUSINESS WIRE) — The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, announced results for its fiscal first quarter ended April 28, 2012, and introduced guidance for the second quarter of fiscal 2012.

For the first quarter:

•	Net sales for the quarter ended April 28, 2012, were $147.9 million compared to net sales of $156.0 million for the quarter ended April 30, 2011.

•	Consolidated comparable store sales decreased 7.7%. Comparable store sales for Wet Seal decreased 7.0% and for Arden B decreased 11.4%.

•

Operating loss was $0.4 million, or 0.3% of net sales, compared to operating income of $13.3 million, or 8.5% of net sales, in the first quarter of fiscal 2011. Excluding the effect of non-cash asset impairment charges, operating income would have been $3.2 million in the current year quarter and $13.6 million in the prior year quarter.

•

Net loss was $0.3 million, or $0.00 per basic share, as compared to net income of $8.0 million, or $0.08 per diluted share, in the prior year quarter. Excluding the after-tax effect of non-cash asset impairment charges, net income would have been $1.9 million, or $0.02 per diluted share, in the current year quarter, and would have been $8.2 million, or $0.08 per diluted share, in the prior year quarter.

•

The Company used $5.1 million of cash in operating activities during the 13 weeks ended April 28, 2012, and ended the quarter with $148.1 million of cash and cash equivalents, and no long-term debt. Due to the relatively early timing of its fiscal 2011 year-end date, the Company had not yet paid its February 2012 rents and other landlord costs at that time, and instead paid those costs in the first quarter. Typically, the Company had made such February payments as of the fiscal year-end date. Had the Company made these payments as of the end of fiscal 2011, its cash provided by operating activities in the first quarter would have been $4.4 million.

•	As of quarter-end, the Company’s inventory per square foot increased 3%, with Wet Seal up 4% and Arden B down 3%.

Susan McGalla, the Company’s chief executive officer, commented, “We are disappointed with our first quarter results and recent sales trends at both Wet Seal and Arden B. We are taking immediate actions to rebalance the assortments towards stronger selling categories.”

Ms. McGalla continued, “At Wet Seal, challenges in our tops business overshadow important progress we have made in our turnaround. Our fashion trend and color execution is relevant and strong. We are seeing strength and consistency in several key trending categories, including woven tops, fashion denim, shorts, dresses, blazers, shoes and accessories, and we look to build upon their success through the second quarter and into the third quarter.

“We are reducing our store opening plan to 20 to 22 net store openings at Wet Seal for fiscal 2012, a decrease from our prior plan of 25 to 30 net openings. This reflects a more selective approach to new store development while we’re working on repositioning efforts at Wet Seal.

“At Arden B, we are currently positioning the brand for longer term growth. While protecting our position as a dress destination, we continue to focus on developing a compelling bottoms business at Arden B, which will enable more complete outfitting and drive customer loyalty.

“We have modified our Arden B real estate plans to focus entirely on turning around its merchandising and sales productivity challenges. As Arden B leases come up for renewal this year, we will either seek short-term extensions or allow the lease to expire and close the store. As a result, we expect the Arden B store base will decline from the current 84 stores to approximately 64 to 69 stores by the end of this fiscal year. This will allow us to put all efforts toward repositioning the brand. We are committed to the long-term future of Arden B and look forward to restoring strength in the business and resuming a growth trajectory.”

Ms. McGalla concluded, “On a positive note, we are seeing signs of stabilization in our e-commerce business. We continue to transition to a higher penetration of full-price selling online and better align merchandising and messaging in this channel with our stores, and we were pleased with the traction gained in this business as the first quarter progressed.”

Store Openings and Closings

The Company opened one Wet Seal store and closed four Wet Seal stores and closed two Arden B stores during the first quarter. At April 28, 2012, the Company operated 553 stores in 47 states and Puerto Rico, including 469 Wet Seal stores and 84 Arden B stores.

Capital Expenditures and Depreciation

During the first quarter, the Company had capital expenditures of $3.8 million, of which $2.4 million was for construction of new stores and remodels of existing stores. Depreciation in the first quarter of fiscal 2012 totaled $4.7 million as compared to $4.7 million in the first quarter of fiscal 2011.

The Company now forecasts fiscal 2012 net capital expenditures will be between $27 and $29 million, of which between $19 million and $21 million will be for construction of new stores or remodeling of existing stores upon lease renewals and/or store relocations.

Income Taxes

The Company incurred an effective income tax rate of 39.5% for the quarter, which approximates its expected effective rate for the fiscal year.

Due to its expected utilization of federal and state net operating loss (“NOL”) carry forwards during fiscal 2012, the Company anticipates cash income taxes for the year will only be approximately 6.9% of pre-tax income, representing the portion of federal and state alternative minimum taxes that cannot be offset by NOLs. The difference between the effective income tax rate and the anticipated cash income taxes is recorded as a non-cash provision for deferred income taxes.

Second Quarter Fiscal 2012 Guidance

For the second quarter of fiscal 2012, the Company estimates net loss per diluted share in the range of $0.03 to $0.06 versus net income per diluted share of $0.02 in the prior year second quarter.

The guidance is based on the following major assumptions:

•	Total net sales between $136 million and $141 million versus $148.8 million in the second quarter of fiscal 2011.

•	Comparable store sales percentage decline between 7% and 11% versus a 6.0% increase in the prior year second quarter.

•	No net new store openings at Wet Seal, and two closings at Arden B.

•	Gross margin rate between 24.3% and 26.1% of net sales versus 31.0% in the prior year second quarter.

•	SG&A expense of between 29.7% and 30.7% of net sales versus 28.0% in the prior year second quarter.

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Operating loss between $5.0 million and $8.7 million versus operating income of $3.3 million in the prior year second quarter. The prior year second quarter included non-cash asset impairment charges of $1.1 million.

•	Net interest expense of less than $0.1 million versus net interest income of less than $0.1 million in the prior year second quarter.

•	Benefit for income taxes of between $2.0 million and $3.4 million versus a provision for income taxes of $1.1 million in the prior year second quarter.

Conference Call

The Company will host a conference call and question and answer session at 1:30 p.m. Pacific Time today. To participate in the conference call, please dial (877) 856-1968 or (719) 325-4767 and provide ID # 7543786. A broadcast of the call will also be available on our website, www.wetsealinc.com. A replay of the call will be available through May 29, 2012. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items for young women. As of April 28, 2012, the Company operated a total of 553 stores in 47 states and Puerto Rico, including 469 Wet Seal stores and 84 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more Company information, visit www.wetsealinc.com.

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s guidance for its second quarter of fiscal 2012, its anticipated effective income tax rate for fiscal 2012, its expected Arden B division store count contraction, or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Exhibit A

The Wet Seal, Inc.

Condensed Consolidated Balance Sheets

(000’s Omitted)

(Unaudited)

	April 28, 2012	January 28, 2012	April 30, 2011
ASSETS
Cash and cash equivalents	$148,108	$157,185	$133,074
Short-term investments	—	—	50,455
Merchandise inventories	40,080	31,834	37,100
Other current assets	16,206	6,215	14,692
Deferred taxes	20,133	20,133	19,649

Total current assets	224,527	215,367	254,970
Net equipment and leasehold improvements	86,606	88,324	91,861
Deferred taxes	23,927	23,780	28,447
Other assets	3,054	3,062	3,031

Total assets	$338,114	$330,533	$378,309

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable – merchandise	$23,802	$18,520	$21,659
Accounts payable – other	11,747	8,269	15,973
Income taxes payable	—	—	44
Accrued liabilities	23,410	25,096	23,252
Current portion of deferred rent	2,619	2,561	3,380

Total current liabilities	61,578	54,446	64,308
Deferred rent	33,057	33,091	31,382
Other long-term liabilities	1,889	1,924	1,732

Total liabilities	96,524	89,461	97,422
Total stockholders’ equity	241,590	241,072	280,887

Total liabilities and stockholders’ equity	$338,114	$330,533	$378,309

Exhibit A (continued)

The Wet Seal, Inc.

Condensed Consolidated Statements of Operations

(000’s Omitted, Except Share Data)

(Unaudited)

	13 Weeks Ended
	April 28, 2012	April 30, 2011
Net sales	$147,945	$156,040
Gross margin	43,603	53,445
Selling, general & administrative expenses	40,438	39,860
Asset impairment	3,606	259

Operating (loss) income	(441)	13,326
Interest (expense) income, net	(10)	29

(Loss) income before (benefit) provision for income taxes	(451)	13,355
(Benefit) provision for income taxes	(178)	5,342

Net (loss) income	$(273)	$8,013

Net (loss) income per share, basic	$(0.00)	$0.08

Net (loss) income per share, diluted	$(0.00)	$0.08

Weighted average shares outstanding, basic	88,486,977	98,916,747

Weighted average shares outstanding, diluted	88,486,977	98,975,965

Calculation of the Company’s earnings per share requires the allocation of net income among common shareholders and participating security holders. The net (loss) income available to common shareholders used to calculate basic and diluted earnings per share, respectively, was ($273) for the 13 weeks ended April 28, 2012, and $7,834 for the 13 weeks ended April 30, 2011.

Exhibit A (continued)

The Wet Seal, Inc.

Condensed Consolidated Statements of Cash Flows

(000’s Omitted)

(Unaudited)

	April 28, 2012	April 30, 2011
CASH FLOW FROM OPERATING ACTIVITIES:
Net (loss) income	$(273)	$8,013
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	4,691	4,666
Amortization of premium on investments	—	235
Amortization of deferred financing costs	27	26
Amortization of stock payment in lieu of rent	—	15
Asset impairment	3,606	259
Loss on disposal of equipment and leasehold improvements	286	18
Deferred income taxes	(147)	4,808
Stock-based compensation	994	900
Changes in operating assets and liabilities:
Income tax receivable	(310)	—
Other receivables	218	(61)
Merchandise inventories	(8,246)	(3,764)
Prepaid expenses and other assets	(9,926)	(65)
Other non-current assets	8	(103)
Accounts payable and accrued liabilities	3,987	2,067
Income taxes payable	—	(16)
Deferred rent	24	524
Other long-term liabilities	(35)	(33)

Net cash (used in) provided by operating activities	(5,096)	17,489

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and leasehold improvements	(3,778)	(6,045)

Net cash used in investing activities	(3,778)	(6,045)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	19	2
Repurchase of common stock	(222)	(3,734)

Net cash used in financing activities	(203)	(3,732)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(9,077)	7,712
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	157,185	125,362

CASH AND CASH EQUIVALENTS, END OF PERIOD	$148,108	$133,074

Exhibit B

Segment Reporting (Unaudited)

The Company operates exclusively in the retail apparel industry in which it sells fashionable and contemporary apparel and accessories items, primarily through mall-based chains of retail stores, to female consumers with a young, active lifestyle. The Company has identified two operating segments (“Wet Seal” and “Arden B”) as defined under applicable accounting standards. E-commerce operations for Wet Seal and Arden B are included in their respective operating segments. Information for the 13 weeks ended April 28, 2012, and April 30, 2011, for the two reportable segments is set forth below (in thousands, except store counts and sales per square foot):

Thirteen Weeks Ended April 28, 2012	Wet Seal	Arden B	Corporate	Total
Net sales	$126,175	$21,770	n/a	$147,945
% of total sales	85%	15%	n/a	100%
Comparable store sales % decrease	(7.0)%	(11.4)%	n/a	(7.7)%
Operating income (loss)	$9,324	$(1,304)	$(8,461)	$(441)
Interest expense, net	$—	$—	$(10)	$(10)
Income (loss) before provision (benefit) for income taxes	$9,324	$(1,304)	$(8,471)	$(451)
Depreciation	$3,856	$454	$381	$4,691
Number of stores as of period end	469	84	n/a	553
Sales per square foot	$64	$76	n/a	$65
Square footage as of period end	1,881	261	n/a	2,142

Thirteen Weeks Ended April 30, 2011	Wet Seal	Arden B	Corporate	Total
Net sales	$131,054	$24,986	n/a	$156,040
% of total sales	84%	16%	n/a	100%
Comparable store sales % increase (decrease)	8.3%	(0.1)%	n/a	7.0%
Operating income (loss)	$18,813	$2,564	$(8,051)	$13,326
Interest income, net	$—	$—	$29	$29
Income (loss) before provision for income taxes	$18,813	$2,564	$(8,022)	$13,355
Depreciation	$3,784	$540	$342	$4,666
Number of stores as of period end	454	82	n/a	536
Sales per square foot	$69	$86	n/a	$71
Square footage as of period end	1,806	254	n/a	2,060

The “Corporate” column is presented solely to allow for reconciliation of store contribution amounts to consolidated operating income (loss), interest income or expense, net, and income (loss) before provision (benefit) for income taxes. Wet Seal and Arden B segment results include net sales, cost of sales, asset impairment and other direct store and field management expenses, with no allocation of corporate overhead or interest income and expense.

Wet Seal operating segment results for the 13 weeks ended April 28, 2012, and April 30, 2011, include $2.7 million and $0.2 million, respectively, of non-cash asset impairment charges.

Arden B operating segment results for the 13 weeks ended April 28, 2012, and April 30, 2011, include $0.9 million and $0.1 million, respectively, of non-cash asset impairment charges.

Exhibit C

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable Financial Measures

Included within this press release are references to net cash (used in) provided by operating activities, operating income (loss), net income (loss) and net income (loss) per diluted share before certain adjustments and charges, which are measures not in compliance with accounting principles generally accepted in the United States of America, or “non-GAAP financial measures.” The following is a reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures for the 13 weeks ended April 28, 2012, and April 30, 2011 (in millions, except for net income (loss) per diluted share):

	13 Weeks Ended April 28, 2012				13 Weeks Ended April 30, 2011
	Net Cash (Used in) Provided by Operating Activities	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) Per Diluted Share	Operating Income	Net Income	Net Income Per Diluted Share
Financial measure before certain charges (non-GAAP)	$4.4	$3.2	$1.9	$0.02	$13.6	$8.2	$0.08

Adjustments:
February 2012 landlord payments timing difference	(9.5)	—	—	—	—	—	—

Charges:
Non-cash asset impairment charges, net of income taxes where applicable	—	(3.6)	(2.2)	(0.02)	(0.3)	(0.2)	(0.00)

GAAP financial measure	$(5.1)	$(0.4)	$(0.3)	$(0.00)	$13.3	$8.0	$0.08

Due to the relatively early timing of its fiscal 2011 year-end date, the Company had not yet paid February 2012 rents and other landlord costs at that time, and instead paid those costs in the first quarter of fiscal 2012. As a result, the Company paid four calendar months of these costs during the first quarter of fiscal 2012 versus typical payment of three calendar months of such costs within a fiscal quarter. Given this unique payment cycle, the Company believes the presentation of cash flows from operating activities for the first fiscal quarter of 2012 assuming the typical three calendar months of rents and other landlord costs being paid is beneficial to investors’ understanding of the Company’s operating cash flows.

From time to time, the Company determines the carrying values of certain of its long-lived assets are not supported by their anticipated future cash flows and, as a result, must record non-cash charges to impair these assets. The timing and magnitude of these charges can be sporadic, thus significantly affecting the reported financial results of the fiscal period in which they are recorded. Given the unique nature and sporadic timing of these charges, the Company consistently presents these charges as a separate line item within its statements of operations and, similarly, believes the presentation of its historical financial information excluding these non-cash charges to be beneficial to its investors.